Exhibit 99

Host America’s Energy Division Awarded Key Roll-out

Eaton Cutler-Hammer Chooses RS Services

Hamden, CT, May 2, 2005 - Host America Corporation (NASDAQ-CAFE) announced today that Eaton Cutler Hammer has awarded RS Services a new large-scale strategic agreement for electrical controls to be installed in approximately 400 Wal-Mart stores in the south and western United States.  The roll-out is valued between $6 Million - $7.5 Million for this specific grouping of stores.

The switch gear roll-out is a highly specified project that requires the electrical specialties for which RS Services electricians are qualified.  Eaton Electrical, a division of Eaton Corp, a NYSE listed company, is a global leader of electrical systems and components and will provide the controls for the 400 stores while RS Services does the complete installation.  The program has already started but ramps up extensively June of 2005 through October of 2005.

RS Services has been providing Wal-Mart, through a “preferred vendor agreement” with electrical controls and components for power over the last 10 years from their office in Duncan, OK.  RS Services now has three additional offices in Carrollton, TX, Phoenix, AZ and Hamden, CT to accommodate work with the LightMasterPlus as well as other energy management projects.

“Since our merger, RS Services has had record sales in February and March of this year,” said Geoffrey Ramsey, CEO, of Host America.  “It is impressive when you acquire a company that doubles their monthly sales in such a short time.  We see this transaction with Eaton Cutler-Hammer to be only the beginning of large-scale control contracts with these companies,” continued Ramsey.  For Host America, please contact Geoffrey Ramsey (203) 248-4100.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429